Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the use of our reports dated March 4, 2016, with respect to the consolidated financial statements of Swift Energy Company included in the Registration Statement (Form S-8) for the registration of 441,000 shares of common stock of Swift Energy Company under the Swift Energy Company Inducement Plan.

/s/ Ernst & Young LLP
Houston, Texas
December 21, 2016